Exhibit 99.1

August 7, 2012

GenMark Diagnostics Reports Second Quarter 2012 Results

•	Quarterly Reagent Revenue Grows Over 300%

•	Installed Base Grows to 220 Analyzers

•	Quarterly Gross Margin Reaches 40%

•	Annuity Per Analyzer $73,000

CARLSBAD, Calif.—(BUSINESS WIRE)—GenMark Diagnostics, Inc. (Nasdaq:GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today reported financial results for the second quarter ended June 30, 2012.

Revenues for the quarter ending June 30, 2012 were $3.6 million compared with $901,000 during the second quarter of 2011. The 301% year-over-year increase in total revenue reflects an increase in the number of systems placed at customer sites, growth in test menus and a significant increase in the number of tests sold. Reagent revenues for the second quarter grew 321% year-over-year to $3.5 million from $825,000. Instrument and other revenues increased by 86% year-over-year to $141,000 from $76,000 due mainly to capital sales of instruments.

The Company placed a net 31 analyzers during the quarter, bringing the total installed base to 220, all in end-user laboratories within the U.S. market.

Gross profit for the quarter ending June 30, 2012 was $1.4 million, or 40% of revenue, compared with a gross loss of $393,000, or (44%) of revenue for the same period in 2011. The continued improvement in gross profit is the result of significant volume increases and manufacturing efficiencies.

Operating expenses increased $1.7 million to $7.0 million during the second quarter of 2012 compared with the second quarter of 2011. Selling, General and Administrative expenses increased $978,000 year-over-year due to the increase in revenue, headcount growth and other corporate expenses. Research and Development expenses increased $728,000 due to an expansion of the R&D team, menu development for the XT-8 and initial development work on the NexGen platform.

Loss per share was $0.26 for the second quarter of 2012, compared with a loss per share of $0.39 in the second quarter of 2011.

“Our Company continues to meet expectations for business growth and product development,” stated GenMark’s President & CEO Hany Massarany. “We significantly grew our reagents business in the second quarter by adding new customers, as well as expanding menu utilization and revenue with existing customers. We also increased the number of net new analyzers by 31 to a cumulative net 220 analyzers. Furthermore, our NexGen development efforts are on schedule and we plan to show a prototype system at the Association for Molecular Pathology (AMP) meeting in October.”

The Company ended the second quarter of 2012 with $64.2 million in cash and cash equivalents. The Company intends to continue utilizing its cash balances to invest in new product and menu development, including the development of its NexGen platform, and for infrastructure improvements and general corporate purposes.

“We significantly strengthened our balance sheet this quarter with a successful raise of $45 million net in a public offering of our common stock,” Massarany further stated.

YEAR-TO-DATE 2012

Revenue for the first six months of 2012 was $5.8 million, compared to $1.7 million for the prior year period, an increase of 248%. Reagent revenue for the first six months of 2012 was $5.4 million, compared to $1.4 million for the prior year period, and instrument and other revenue for the first six months of 2012 was $381,000 compared to $226,000 for the prior year period.

Net loss for the first six months of 2012 was $11.2 million, or $0.54 loss per share, compared to net loss of $12.2 million, or $0.93 loss per share, for the prior year period.

INVESTOR CONFERENCE CALL

GenMark will hold a conference call to discuss second quarter 2012 results and the outlook for 2012 at 4:30PM EST today. The conference call and webcast can be accessed live through the Company’s website under the Investor Relations section and will be archived for future reference. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 17509226 approximately five minutes prior to the start time.

ABOUT GENMARK

GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets three tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Warfarin Sensitivity Test, and Thrombophilia Risk Test. A Respiratory Viral Panel (RVP) has been submitted to the FDA for 510(k) clearance. A number of other tests, including HCV Genotyping and 2C19, versions of which are available for research use only, and KRAS, are in development for IVD use. For more information, visit www.genmarkdx.com.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding continued growth in sales of our diagnostic tests, the expansion of our diagnostic test menu, the development and functionality of our products and the continued development of our technology, are all subject to risks and uncertainties that could cause our actual performance, operating results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, our ability to successfully commercialize our products, inherent risk and uncertainty in the protection of intellectual property rights, ability to maintain gross margins, regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

SOURCE: GenMark Diagnostics, Inc.

GenMark Diagnostics, Inc.

Hany Massarany

Chief Executive Officer

760-448-4300

GenMark Diagnostics, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	As of June 30, 2012	As of December 31, 2011
Current assets
Cash and cash equivalents	$64,219	$25,320
Short-term investments	—	5,000
Accounts receivable—net of allowance of $80 and $98	1,286	1,098
Inventories	1,879	2,168
Other current assets	192	322

Total current assets	67,576	33,908
Property and equipment—net	4,185	2,836
Intangible assets—net	1,672	1,362
Other long-term assets	102	80

Total assets	$73,535	$38,186

Current liabilities
Accounts payable	$1,570	$1,201
Accrued compensation	1,594	1,521
Current portion of long-term debt	1,016	1,000
Other current liabilities	2,551	2,659

Total current liabilities	6,731	6,381
Long-term liabilities
Long-term debt, net of current portion	155	583
Other non-current liabilities	805	588

Total liabilities	7,691	7,552

Stockholders’ equity
Common stock, $0.0001 par value; 100,000 authorized; 32,724 and 20,478 issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	3	2
Preferred stock, $0.0001 par value; 5,000 authorized, none issued	—	—
Additional paid-in capital	245,897	199,531
Accumulated deficit	(179,620)	(168,463)
Accumulated other comprehensive loss	(436)	(436)

Total stockholders’ equity	65,844	30,634

Total liabilities and stockholders’ equity	$73,535	$38,186

GenMark Diagnostics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

	Three Months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenue
Product revenue	$3,562	$866	$5,682	$1,559
License and other revenue	50	35	89	100

Total revenue	3,612	901	5,771	1,659
Cost of sales	2,165	1,294	3,853	2,795

Gross profit (loss)	1,447	(393)	1,918	(1,136)

Operating expenses
Research and development	3,020	2,292	4,969	4,856
Sales and marketing	1,360	1,220	2,779	2,439
General and administrative	2,648	1,810	5,233	3,933

Total operating expenses	7,028	5,322	12,981	11,228

Loss from operations	(5,581)	(5,715)	(11,063)	(12,364)
Other (expense) income, net	(9)	147	(53)	165

Loss before income taxes	(5,590)	(5,568)	(11,116)	(12,199)
Provision for income taxes	(10)	(12)	(41)	(23)

Net loss	$(5,600)	$(5,580)	$(11,157)	$(12,222)

Net loss per share, basic and diluted	$(0.26)	$(0.39)	$(0.54)	$(0.93)
Weighted average number of shares outstanding	21,163	14,366	20,623	13,076

Consolidated Statements of Comprehensive Loss For the Three and Six Months ended June 30, 2012 and 2011

Net loss	$(5,600)	$(5,580)	$(11,157)	$(12,222)
Foreign currency translation adjustment	—	(64)	—	(64)

Comprehensive loss	$(5,600)	$(5,644)	$(11,157)	$(12,286)

GenMark Diagnostics, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six Months ended June 30,
	2012	2011
Cash flows from operating activities
Net loss	$(11,157)	$(12,222)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	576	622
Share-based compensation	1,033	1,227
Change in allowance for doubtful accounts	(18)	72
Non-cash inventory adjustments	(740)	123
Changes in operating assets and liabilities:
Accounts receivable	(170)	(34)
Inventories	1,139	(398)
Other current and long-term assets	108	1,673
Accounts payable	369	1,443
Accrued compensation	277	92
Other current and long-term liabilities	(162)	(591)

Net cash used in operating activities	(8,745)	(7,993)

Cash flows from investing activities
Proceeds from maturity of investments	5,000	—
Payments for intellectual property licenses	(739)	(365)
Purchases of property and equipment	(1,529)	(609)

Net cash used in investing activities	2,732	(974)

Cash flows from financing activities
Proceeds from the issuance of common stock	48,300	34,532
Costs incurred in conjunction with public offerings	(2,919)	(2,377)
Proceeds of borrowings	—	2,000
Proceeds from stock option exercises	52	—
Principal repayments of borrowings	(521)	—

Net cash provided by financing activities	44,912	34,155

Net increase (decrease) in cash and cash equivalents	38,899	25,188
Cash and cash equivalents—Beginning of period	25,320	18,329

Cash and cash equivalents—End of period	$64,219	$43,517

Supplementary schedule of non-cash transactions:
Property and equipment purchased with capital lease	$109	$—
Transfer of systems from property and equipment into inventory	110	34
Property and equipment costs incurred but not paid incl. in accounts payable and accrued liabilities	307	482
Offering costs incurred but not paid incl. in other current liabilities	303	416